Exhibit 99.1

Press Release	Source: Immediatek, Inc.

DiscLive Acquired By Immediatek
Monday April 12, 8:00 am ET
Two companies focused on increasing artist income join forces

RICHARDSON, Texas, April 12, 2004 (PRIMEZONE) — Immediatek, Inc. (OTC BB:ITEK.OB - News) today announced that it has acquired DiscLive Inc. of New York, NY, and that DiscLive’s key management personnel are joining Immediatek’s management team.

DiscLive is the pioneer in the fast moving market of limited edition, live discs offered to fans immediately after a concert. DiscLive, founded in 2003, has worked with artists such as the Doors of the 21st Century, Billy Idol, and Jefferson Starship, and it has recorded concerts around the country from Vermont to California. The company recently completed a tour with the EMI/Sparrow Records artist Newsboys marking the first time a major label has released live discs.

DiscLive will embark on a 15-show tour with the Pixies on April 13. The Pixies, acclaimed as ``the most influential pioneer of the late 80’s alt/rock movement,’’ are heading out on tour for the first time in more than a decade. Pre-orders for the Pixies live discs offered by DiscLive have been brisk, and the limited edition copies, available at http://www.DiscLive.com, have sold out for several tour dates already.

DiscLive is run by President Sami Valkonen, former Senior VP of New Media at music giant BMG, and by CEO Rich Isaacson, co-founder and former President of Loud Records, which is now part of Sony Music Entertainment. Both executives bring a wealth of knowledge and industry expertise to Immediatek and will remain at DiscLive’s New York headquarters.

Zach Bair, founder and CEO of Immediatek, said that DiscLive will be run as a wholly owned subsidiary of Immediatek. According to Bair, DiscLive’s spring tours are expected to generate revenues of approximately $500,000 for the newly combined company.

“DiscLive represents the next phase in the growth of Immediatek and our plan to secure scalable technology, and a natural extension of our NetBurn Secure platform,” said Bair. “Not only will fans receive instantly collectable CDs as they leave a performance, but artists and labels will now have the ability to have those CDs copy controlled with our technology to help the artists and labels preserve much needed revenue.”

Additionally, Bair says that discs that ordered from DiscLive’s website can now be offered as NetBurns for instant electronic delivery, further enhancing the consumer experience and creating an additional revenue stream.

Rich Isaacson, CEO of DiscLive added: “We are thrilled to join Immediatek and together ensure that artists and record labels have more choices about how, where and by whom their music is sold. Together with Immediatek we are now in a position to improve our artist and label friendly proposition even further.”

Immediatek continues to pioneer new methods for innovation in the music business utilizing its one-click download and secure burn solution NetBurn Secure, and by making wide distribution available to artists at no up-front cost with its NetBurn Portal System. The “Burn Music. Not Artists.” movement created by Immediatek has created a firestorm of artists reaching out in support of NetBurn.

Recently Immediatek hosted an event at the SXSW music festival which included Pat DiNizio of the Smithereens, and Cindy Blackman, drummer for Lenny Kravitz. Both artists are releasing work exclusively through Immediatek and NetBurn.

“Now we are giving the artists something else,” says Bair. “Free money.”

Safe Harbor Statement: This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors, including but not limited to, changes in the retail market place, changes in underwriting results affected by economic conditions and other factors described from time to time in the Company’s Securities and Exchange

Commission filings, including the Company’s Annual Report on Form 10KSB for the year ended December 31, 2002. All forward-looking statements made in this press release are based on information presently available to management of the Company. The Company assumes no obligation to update any forward-looking statements.

HTML:http://newsroom.eworldwire.com/wr/041204/10192.htm

PDF:http://newsroom.eworldwire.com/pdf/041204/10192.pdf

ONLINE NEWSROOM:http://newsroom.eworldwire.com/1853.htm

LOGO:http://newsroom.eworldwire.com/1853.htm

Contact:

Lisa Endicott

Levenson/Brinker Public Relations

PHONE. 214-369-4851 ext. 19

EMAIL: lisa@brinkerpr.com

Source: Immediatek, Inc.